Exhibit 10.2
EMPLOYMENT AGREEMENT
          AGREEMENT made as of the first day of April 2005 by and between Orion Energy Systems, Ltd., a Wisconsin corporation (the “Employer”), and Neal R. Verfuerth (the “Employee”).
          WHEREAS, Employee currently serves as President and CEO of the Employer;
          WHEREAS, the Employer desires to continue to employ Employee, and Employee desires to continue employment, upon the terms and conditions contained herein;
          NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:
     1. Employment. Employee’s employment with the Employer is hereby continued upon the terms and conditions hereinafter set forth.
     2. Term. Employer’s employment of the Employee shall be for a period of thirty-six (36) months from the date of this Agreement with two optional one-year extensions (the “Term). Such extensions shall be automatic unless either party notifies the other of its or his option to cancel such extension at least one hundred twenty (120) days in advance. During the term of this Agreement, Employee’s employment with Employer shall be “at-will,” which means either the Employer or the Employee may terminate this Agreement for any reason or no reason at all, with or without notice. However, if termination is for “cause,” then Employee shall not be entitled to certain benefits as further provided in this Agreement. For purposes of this Agreement, “cause” shall mean fraud or intentional misconduct by the Employee that, in the determination of the Board of Directors of the Employer (the “Board”), would have a material and negative effect on Employer.
     3. Employee’s Duties. The Employee is engaged to act as the Employer’s President and CEO. Employee shall perform such duties as set forth in the Employer’s By-Laws for the office of President and as determined by the Board. Employee shall devote his entire time, attention, and energies to the business of Employer and shall not, during the term of this Agreement, be engaged in any other non-personal business activity pursued for gain, profit or other pecuniary advantage, except as otherwise may be permitted in this Agreement or by the Board in writing. The Employee may invest his assets in such form or manner as will not require any significant services which conflict with Employee’s duties to Employer; provided that such investment is with a business, person, or entity which is not in competition with Employer.
     4. Compensation.
          A. Base Salary. During the first twelve (12) months of this Agreement, the Employee’s base annual salary shall be $250,000.00. Each year thereafter, so long as Employee remains employed, Employee’s base salary shall increase by eight percent (8%) per year.

          B. Bonus. Based on the following schedule, and contingent on the Employee’s employment during the fiscal year for which the bonus is awarded, the Employee shall receive a bonus equaling up to 100% of the base salary for that fiscal year:

	Fiscal Year		Fiscal Year		Fiscal Year		Fiscal Year		Fiscal Year
Bonus Schedule	06		07		08		09		10
Gross Revenue Goal	$40	MM	$70	MM	$100	MM	$130	MM	$160	MM
Importance	40%		35%		35%		35%		35%
EBITDA Goal	$3.5	MM	$12	MM	$18	MM	$24	MM	$30	MM
Importance	30%		35%		40%		40%		40%
Equity Goal	$10	MM	$20	MM	$25	MM	$30	MM	$35	MM
Importance	15%		15%		10%		10%		10%
Common Stock Goal	$6		$10		$14		$18		$22
Importance	15%		15%		15%		15%		15%
If 75% but not 100% of any of the above goals are met, the Board of Directors in its sole discretion may award a bonus related to that goal of up to 60% of the amount otherwise due upon meeting the goal. The bonus may be paid either in cash, equity, or a combination of the two as determined from year to year by the Board after consultation with Employee.
          C. Debt Forgiveness. As of April 1, 2005, Employee will be indebted to the Employer in the amount of $110,827.61. Unless otherwise agreed or unless Employee is terminated for cause (as defined in Section 2), Employer shall forgive one third of this balance and all accrued interest on April 1st of the next three years beginning in 2006.
          D. Fringe Benefits. Employee shall be entitled to such fringe benefits as other employees in the same or similar positions are provided. The Employer shall provide additional fringe benefits to Employee, if necessary, so that the Employee will receive the following benefits at no cost to the Employee: (1) term life insurance policy with a face amount not less than the initial base pay under Section 4.A., (ii) family health coverage under an insurance policy, (iii) ninety (90) days sick pay per year with no carry over; (iv) long term disability policy with the maximum level of benefit permitted by the underwriting rules of the insurance company from which the policy is purchased. All benefits to be provided hereunder shall be subject to the Employee’s insurability under the standard underwriting policies of the insurance company from which the policies are purchased. The Employer shall also pay Employee a car allowance of $1,000 per month and shall provide the Employee with a cellular phone and pager with the associated expenses paid for by Employer.
          E. Loan Guarantee. In the event that Employee personally guarantees any debt of the Employer, the Employee shall receive compensation from the Employer in an amount of cash and/or equity agreed upon by the parties; but in no event shall such cash compensation exceed one percent (1.0%) of the amount of the guaranty determined on an annual basis, or a percentage equal to that paid to other shareholders providing similar guarantees. Employer will purchase and maintain a life insurance policy in an amount at least equal to the amount of such Employee’s guarantees, the proceeds of which upon Employee’s death will be first applied to any Employer or related entity debt guaranteed by the Employee.
     5. Severance. In the event that Employee’s employment with the Employer terminates for any reason other than for “cause” under Section 2, the Employee shall be entitled to receive: (i) one hundred fifty percent (150%) of his base salary under Section 4.A. at the time of termination of employment, and (ii) a prorated bonus under Section 4.B. determined with respect to the stub bonus period ending on his date of termination. Unless otherwise agreed by the parties, severance pay described in clause (i) of the preceding sentence shall be paid within thirty (30) days of such termination and the severance pay described in clause (ii) of the preceding sentence shall be paid within ninety (90) days of the close of the otherwise applicable bonus period. In the event that Employee’s employment with the Employer terminates for “cause” under Section 2, Employee shall be entitled to receive (i) any pro rata salary, bonus and other benefits accrued prior to the date of such termination of employment, and (ii) any other salary, bonus and benefits deemed appropriate by the Board in its sole discretion considering the prior contributions by Employee as well as the reasons for such termination.
     6. Confidentiality and Non-competition Agreement.
          A. Acknowledgements. The Employee knows and has been informed that (a) the Employer’s customer relationships and customer goodwill are valuable assets of the Employer which have been developed by the Employer’s substantial investment of time, effort and expense and (b) that the Employer has invested much time, effort and expense in developing the confidential business information referred to below which is vital to the success of the Employer’s business. The Employee acknowledges that his employment with the Employer will place him in a personal relationship with the Employer’s customers and will result in the Employee having access to the Employer’s confidential business information. The Employee further acknowledges that the Employer has a legitimate interest in protecting its customer relationships, customer goodwill, and confidential business information by means of the enforcement of this agreement.
          B. Non-competition. The Employee agrees that he will not during the term of his employment with the Employer and for a period of two (2) years immediately following the termination of his employment with the Employer (regardless of whether the termination is voluntary or involuntary), directly or indirectly (through partners, agents, employers, employees or any other persons acting for, with or on behalf of the Employee) solicit or in any way contact any customer of the Employer for the purpose of selling to the customer any goods or services in competition with the Employer or accept any orders or business from any customer for goods or services, in competition with the Employer, unless expressly approved by resolution of the Board. For purposes of this subsection, the term “customer” shall be specifically limited to individuals and entities of any type who received any goods or services supplied by or on behalf of the Employer at any time within two (2) years preceding the date of the Employee’s termination of employment. The term “customer” shall be further limited to those customers of the Employer with whom the Employee transacted business on behalf of the

Employer any time during the two (2) years preceding the date of termination and customers of the Employer with whom another employee of the Employer transacted business on behalf of the Employer under the Employee’s direct or indirect supervision at any time within (2) years preceding the date of termination. Payment to Employee of all amounts due under Section 5 are subject to compliance with the provisions of this section.
          C. Confidentiality. The Employee agrees that he will not, during his employment and for a period of two (2) years after the termination of his employment with the Employer (regardless of whether the termination is voluntary or involuntary), directly or indirectly, unless authorized in writing by the Board, use in competition with the Employer or disclose to any individual or entity of any type any of the Employer’s bona fide confidential business information including, but not limited to, customer lists, lists of customer prospects, methods of operation, methods of pricing, business systems, business plans, marketing and advertising strategies, information relating to transactions between the Employer and its customers (such as types and quantities of goods/services purchased by a customer, dates of purchases, pricing strategies, prices paid and costs of sales), information relating to transactions between the Employer and its vendors (such as types and quantities of goods/services purchased from a vendor, dates of purchases and prices paid to a vendor), product data, new product development plans, business development and acquisition plans, engineering information, formulas, technical data, personnel information, and financial information. Upon termination of employment (regardless of whether the termination is voluntary or involuntary), the Employee agrees to promptly deliver to the Employer the originals and all copies of all documents, records, and property of any nature whatsoever which are the property of the Employer or which relate to the business activities of the Employer and which are in the Employee’s possession or control at the time of the termination of employment. This provision is not intended to prevent Employee from being gainfully employed, but soley to prevent Employee from using the Employer’s confidential business information for the advantage of someone or some entity that is not the Employer. Additionally, the prohibition provided by this paragraph is not intended to limit in any manner, Employee’s obligations to comply with any applicable State’s trade secret laws.
     7. Intellectual Property Work Product.
          For purposes of this agreement, the term “Intellectual Property Work Product” means all writings, documents, inventions, ideas, drawings, artwork, research, processes, procedures, techniques, designs, technologies, computer, hardware or software, programming code, templates, forms, formulas, discoveries, products, marketing and business plans and all improvements, know-how, data, rights and claims related to those items and all work product of any type, whether or not copyrightable or patentable, which the Employee makes, conceives, discovers or develops at any time during the Term. Employee’s work on such Intellectual Property Work Product shall be considered permitted personal and not Employer business activity. The Employee’s Intellectual Property Work Product shall initially be the property of the Employee upon its creation, but thereafter the Employer shall have the option to acquire and own all such Employee’s Intellectual Property Work Product pursuant to an Intellectual Property Assignment Agreement. The Employee agrees to make full disclosure to the Employer of all such Intellectual Property Work Product and agrees to do everything necessary or desirable to transfer absolute title thereto in the Employer and to protect the Employer’s rights in the Intellectual Property Work Product should the Employer exercise its option to acquire any such

Work Product. The Employee will assist the Employer (at the Employer’s expense) to obtain and enforce patents, copyrights or other rights or registrations relating to or arising out of any Intellectual Property Work Product so transferred and this obligation shall continue after the Employee’s termination of his employment with the Employer (regardless of whether the termination is voluntary or involuntary). To the extent that the Employee is transferring such Intellectual Property Work Product, he hereby irrevocably agrees to assign and transfer to the Employer all rights, title and interest in and to such Intellectual Property Work Product under patent, copyright, trade secret and trademark law developed during the term of the Agreement on accordance with the Intellectual Property Assignment Agreement entered into contemporaneously with this Agreement.
     8. Remedies. In addition to any other remedies provided by law, if a party breaches this Agreement, the other party shall be entitled to injunctive relief against the breaching party.
     9. Modification of Agreement. The terms of this Agreement, including terms pertaining to base salary and bonuses, may be modified only in writing upon the mutual consent of the parties hereto.
     10. Severability. All agreements and covenants herein are severable, and if any of them is held invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreement or covenant was not contained herein. The parties hereby agree to negotiate any modification or reformation of Sections 6, 8, and 17 of this Agreement to the extent necessary to render it valid and enforceable under the law of any interested jurisdiction.
     11. Notification to Subsequent Employers. For the period of twenty-four (24) months immediately following the end of the Employee’s employment by Employer, Employee will inform each new employer, prior to accepting employment, of the existence of non-compete and confidentiality provisions contained in this Agreement and provide that employer with a copy of those provisions to the new employer. In addition, Employee hereby authorizes Employer to forward a copy of this Agreement or any portion of this Agreement to any actual or prospective new employer.
     12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered or sent by registered mail to his residence in the case of Employee, or to its principal office in the case of the Employer.
     13. Waiver. No delay or failure by the Employer in exercising any right under this Agreement shall constitute a waiver of that or any other right.
     14. Assignment. This Agreement shall inure to the benefit of and shall be enforceable by the Employer, its successors and assigns. This Agreement is personal to the Employee and Employee may not delegate any of his obligations hereunder without first obtaining prior written consent of the Board.
     15. Applicable Law. This Agreement shall be interpreted under the laws of the State of Wisconsin.

     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties. This Agreement supersedes any and all other prior agreements, both verbal and written, between the parties hereto with respect to the Employee’s employment including, but not limited to, the employment agreement dated October 1, 2001.
     17. Binding Arbitration.
          A. Except as provided in Section 17.B., the parties agree to binding arbitration of any dispute concerning the terms of this Agreement or any instrument entered into in connection with this Agreement on such terms as the parties agree, and, if no other agreement, then using the applicable rules of the American Arbitration Association.
          B. Either party may seek injunctive relief against the other party in any court of proper jurisdiction with respect to any breach of Sections 6 or 7 of this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
EMPLOYER:

By:	Patrick Trotter

Its:	Chairman

EMPLOYEE:

/s Neal R. Verfuerth

Neal R. Verfuerth

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
     For good and valuable consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, Neal Verfuerth, an adult resident of the state of Wisconsin (hereinafter referred to as “ASSIGNOR”), has agreed pursuant to that certain Employment Agreement dated April 1, 2005 (the “Employment Agreement”) to offer to sell, assign, and transfer unto Orion Energy Systems, Ltd., a Wisconsin corporation having offices at 1204 Pilgrim Road, Plymouth, Wisconsin 53073, its successors and assigns (hereinafter collectively referred to as “ASSIGNEE”), the full and exclusive right, title and interest for the United States, its territories and possessions, and all foreign countries in and to any part of the Intellectual Property Work Product (as that term is defined in the Employment Agreement) requested by Assignee, including the right to sue for past infringement, such right, title, and interest to be held and enjoyed by ASSIGNEE, its successors and assigns, including the right to sue for damages for infringement of any of the Intellectual Property Work Product occurring prior to the date of this assignment, to the full end of the term or terms for the Intellectual Property Work Product as fully and entirely as would have been held and enjoyed by ASSIGNOR had this Assignment not been made.
     As consideration for such assignment, for each Intellectual Property Work Product developed after the date hereof for which ASSIGNOR has or intends to have a patent filed, for which ASSIGNOR submits to ASSIGNEE an Invention Disclosure Form in the form attached hereto as Exhibit 1, and for which ASSIGNEE elects in writing to exercise its option to purchase, ASSIGNEE shall pay to ASSIGNOR an amount to be agreed upon in writing by ASSIGNOR and ASSIGNEE (but in no event more than $1,500 per month per Intellectual Property Work Product) from the time of exercise for as long as such Intellectual Property Work Product is significantly used or relied upon by ASSIGNEE (as determined by ASSIGNEE, in its sole discretion), but not after abandonment, rejection, determination of invalidity or expiration of any applicable patent filing therefore; provided, however, that ASSIGNEE shall not be required to make any such payment in the event of the earlier to occur of (i) ASSIGNEE electing not to actively pursue the filing of such patent or (ii) ASSIGNEE providing ASSIGNOR written notice that ASSIGNEE will not be actively relying upon such Intellectual Property Work Product. For any and all other Intellectual Property Work Product for which ASSIGNOR does not intend to have a patent filed and that Assignee elects to purchase, the price shall be an aggregated flat fee of $1,000. To insure payment when due, ASSIGNOR may be granted a security interest in any such transferred Intellectual Property Work Product if he so requests.
     ASSIGNOR hereby agrees (a) to communicate to ASSIGNEE or its representative or agents, all facts and information known or available to ASSIGNOR respecting the Intellectual Property Work Product, improvements, and modifications including evidence for interference, reexamination, reissue, opposition, revocation, extension, or infringement purposes or other legal, judicial, or administrative proceedings, whenever requested by ASSIGNEE; (b) to testify in person or by affidavit as required by ASSIGNEE in any such proceeding in the United States or a country foreign thereto; (c) to execute and deliver, upon request by ASSIGNEE, all lawful papers including, but not limited to, original, divisional, continuation, and reissue applications, renewals, assignments, powers of attorney, oaths, affidavits, and declarations, depositions; and

(d) to provide all reasonable assistance to ASSIGNEE in obtaining and enforcing proper title in and protection for the Intellectual Property Work Product, improvements, and modifications under the intellectual property laws of the United States and countries foreign thereto after any such Intellectual Property Work Product is acquired by ASSIGNEE.
     ASSIGNOR hereby represents and warrants that ASSIGNOR has the full and unencumbered right to sell, assign, and transfer any interests to be sold, assigned, and transferred herein, and that ASSIGNOR has not executed and will not execute any document or instrument in conflict herewith.
     ASSIGNOR hereby grants to the law firm of Foley & Lardner LLP the power and authority to insert in this Assignment or any future transfer documentation any further identification which may be necessary or desirable to comply with the rules of the U.S. Patent and Trademark Office for recordation of this Assignment or the other transfer documents.
     ASSIGNOR understands and agrees that the attorneys and agents of the law firm of Foley & Lardner LLP do not personally represent ASSIGNOR OR ASSIGNOR’s legal interests in this matter, but instead represent the interests of ASSIGNEE; since said attorneys and agents cannot provide legal advice to ASSIGNOR with respect to this Assignment, ASSIGNOR acknowledges its right to seek its own independent legal counsel.

     Executed this ___day of ___, 2005.

ASSIGNOR

Neal Verfuerth

State of Wisconsin	)
	)	ss.
County of	)
On this ___day of ___, 2005, before me, a notary public in and for said county, appeared Neal Verfuerth who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, and he acknowledged that he signed, sealed, and delivered the said instrument as his free and voluntary act for the uses and purposes therein set forth.

Notary Public
My Commission Expires:

(Seal)

ORION ENERGY SYSTEMS, LTD. (“ASSIGNEE”)

By:
Name:
Title:

State of Wisconsin	)
	)	ss.
County of	)
On this ___day of ___, 2005, before me, a notary public in and for said county, appeared ___, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, and he/she acknowledged that he/she signed, sealed, and delivered the said instrument as his/her free and voluntary act for the uses and purposes therein set forth.

Notary Public
My Commission Expires:

(Seal)

Exhibit 1
CONFIDENTIAL and PROPRIETARY
ORION ENERGY SYSTEMS, LTD.
INVENTION DISCLOSURE

TITLE OF INVENTION:

     PRODUCT NAME (IF APPLICABLE):
     MODEL NUMBER (IF APPLICABLE):
     BRIEF DESCRIPTION OF INVENTION

     The undersigned person prepared this Invention Disclosure. It is believed to be accurate and complete.

Signature:

Printed Name:

Date: